Exhibit 4.5

AMENDMENT NO. 3

TO THE

RIGHTS AGREEMENT

dated as of

May 27, 2010

between

MF GLOBAL HOLDINGS LTD.

and

Computershare Trust Company, N.A.

AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT

AMENDMENT NO. 3 TO THE RIGHTS AGREEMENT, dated as of May 27, 2010 (this “Amendment”), between MF Global Holdings Ltd., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”), amends the Rights Agreement, dated July 9, 2007, as previously amended by Amendment No. 1 to the Rights Agreement, dated May 20, 2008, and as further amended by Amendment No. 2 to the Rights Agreement, dated January 4, 2010 (said agreement, as amended, the “Agreement”).

WITNESSETH:

WHEREAS, in compliance with applicable law, the Company desires to allow the Agreement to expire at an earlier date and time than the date and time that is currently specified by the term “Expiration Time” in the Agreement;

WHEREAS, Section 5.4 of the Agreement permits the Agreement to be amended by a written agreement executed by the Company and the Rights Agent; and

WHEREAS, the Company and the Rights Agent desire to amend the Agreement to reflect the change in the Expiration Time on the terms and conditions set forth below.

NOW THEREFORE, in consideration of the premises and the respective agreements set forth herein, the Agreement is hereby amended as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATIONS

1.1 Capitalized terms used in this Amendment shall have the meanings given to such terms in the Agreement, except to the extent otherwise provided herein. As used in this Amendment, the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Amendment as a whole and not to any particular article, section or other subdivision of this instrument.

ARTICLE II

AMENDMENTS TO THE RIGHTS AGREEMENT

2.1 Expiration Time. The definition of “Expiration Time” contained in Section 1.1 to the Agreement shall be entirely replaced with the following definition:

“Expiration Time” shall mean the earliest of (i) the Exchange Time, (ii) the Redemption Time, (iii) the Close of Business on June 1, 2010 (or such later date and time as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Expiration Time that otherwise would have occurred) and (iv) immediately prior to the effective time of an amalgamation, merger, consolidation or scheme of arrangement (or another transaction pursuant to which all of the Common Shares are acquired) of the Company with any other Person, which in each case does not constitute a Flip-over Transaction or Event.

ARTICLE III

CONTINUITY

3.1 Continuity. The provisions of the Agreement shall, as amended hereby, continue in full force and effect.

ARTICLE IV

MISCELLANEOUS

4.1 Incorporation of Terms. The provisions of Section 5.10 (Notices), Section 5.13 (Successors), Section 5.16 (Descriptive Headings; Section References), Section 5.17 (Governing Law), Section 5.18 (Counterparts), and Section 5.19 (Severability), as previously amended, shall be incorporated into this Amendment as if set out in full herein and as if references to “this Agreement” in such provisions are references to this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

MF GLOBAL HOLDINGS LTD.

By	/s/ Jacqueline M. Giammarco
Name:	Jacqueline M. Giammarco
Title:	Secretary

Computershare Trust Company, N.A.

By	/s/ Dennis V. Moccia
Name:	Dennis V. Moccia
Title:	Manager, Contract Administration